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[ITT HARTFORD LETTERHEAD]


October 11, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:     ICMG SECULAR TRUST SEPARATE ACCOUNT ("SEPARATE ACCOUNT")
        GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT AND CERTIFICATE ("CERTIFICATE")
        HARTFORD LIFE INSURANCE COMPANY ("COMPANY")

Dear Sir/Madam:


In my capacity as Attorney of the Company, I have supervised the establishment of the Separate Account by the Board of Directors of the Company as a separate account for assets applicable to Certificates offered by the Company pursuant to Connecticut law. I have participated in the preparation of the registration statement for the Separate Account on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940 with respect to the Certificates.


I am of the following opinion:

1. The Separate Account is a separate account of the Company validly existing pursuant to Connecticut law and the regulations issued thereunder.

2. The assets held in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The Certificates are legally issued and represent binding obligations of the Company.

In arriving at the foregoing opinion, I have made such examination of the law and examined such records and other documents as in my opinion as are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the registration statement under the Securities Act of 1933.

Sincerely,



/S/ Scott K. Richardson
Scott K. Richardson
Attorney